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                                                                     EXHIBIT 4.2

                        BORG-WARNER SECURITY CORPORATION

                THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT


         This THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this "AMENDMENT") is dated as of October 16, 1995 and entered into by and among BORG-WARNER SECURITY CORPORATION, a Delaware corporation ("COMPANY"), the financial institutions listed on the signature pages hereof ("LENDERS"), BANK OF AMERICA ILLINOIS, THE BANK OF NEW YORK and THE BANK OF NOVA SCOTIA, as Lead Managers, BANKERS TRUST COMPANY, CIBC INC. and NATIONSBANK, N.A. (formerly known as NATIONSBANK, N.A. ("Carolinas")), as Co-Agents, and BANKERS TRUST COMPANY, as Administrative Agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"), and, for purposes of Section 5 hereof, the Credit Support Parties (as defined in Section 5 hereof) listed on the signature pages hereof, and is made with reference to that certain Credit Agreement dated as of January 27, 1993 by and among Company, Lenders, Lead Managers, Co-Agents and Administrative Agent, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 1994 and that certain Second Amendment to Credit Agreement and Consent dated as of March 15, 1995 (such agreement, as so amended, being referred to herein as the "CREDIT AGREEMENT"). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                                    RECITALS

         WHEREAS, Company and Lenders desire to amend the Credit Agreement by
(i) amending the mandatory prepayment provisions thereof, (ii) amending the pricing provisions thereof, (iii) amending certain of the covenants thereof, including without limitation to permit the Company to enter into a $200,000,000 senior term loan facility to be equally and ratably secured with the Loans, (iv) amending certain of the financial covenants contained therein and (v) making certain other amendments as set forth below; and

         WHEREAS, subject to the terms and conditions of this Amendment, Lenders are willing to agree to such amendments;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

         SECTION 1.  AMENDMENTS TO THE CREDIT AGREEMENT

         1.1  AMENDMENTS TO SECTION 1:  DEFINITIONS.

         A.   AMENDMENTS TO DEFINITIONS.

         (i) The following definitions contained in subsection 1.1 of the Credit Agreement are hereby amended by deleting each definition in its entirety and by substituting the following therefor:

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              "Asset Sale" means the sale, lease, assignment or other transfer for value by Company or any of its Subsidiaries to any Person, whether in a single transaction or a series of related transactions (other than to Company or any of its Subsidiaries) of (i) any of the stock of any of Company's Subsidiaries; (ii) all or substantially all of the assets of any division or line of business of Company or any of its Subsidiaries; or (iii) any other assets or rights (including, without limitation, any assets that do not constitute substantially all of the assets or rights of any division or line of business of Company or any of its Subsidiaries) having a book value or market value in excess of $50,000, other than in each case (A) the sale in the ordinary course of business of personal property held for resale in the ordinary course of business of Company or any of its Subsidiaries, (B) the sale or discount of notes, accounts receivable, contracts, leases or other receivables to the extent sold or discounted in connection with the Existing Receivables Facility, the Receivables Bridge Facility and the New Receivables Facility and (C) the IT Exchange.

              "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Services, a division of the McGraw Hill Companies ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

              "Centaur Interest Amount" means, for each period for which the determination is being made and for each Centaur Settlement Amount for which such calculation is being made, an amount equal to the interest expense attributable to such Centaur Settlement Amount

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    for such period, commencing from the date of payment of such Centaur
    Settlement Amount for the first such period, which amount shall be calculated by utilizing the Base Rate then in effect for Loans outstanding under this Agreement (without reference to the Base Rate Margin).

              "Centaur Settlement Amount" means all amounts paid or contributed by Company to Centaur or directly or indirectly paid by Company on behalf of Centaur, in each case on or after the effective date of the Second Amendment for the purpose of settling litigation pending against Centaur or against Company but relating to Centaur; provided that the aggregate amount of all such payments does not exceed the amount disclosed in writing by Company to Co-Agents and approved by Co-Agents as of the effective date of the Second Amendment.

              "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Consolidated Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and with respect to any sale, discount or other financing of receivables and net costs under Interest Rate Agreements but excluding, however, the amortization of the costs of issuance and original issuance discount related to the 9 1/8% Subordinated Notes and any fees or other similar financing costs payable in connection with the Term Loan Facility, the Receivables Facilities or the amendments to the L/C Agreement or this Agreement which are capitalized by Company.

              "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates; provided that the counterparty to any such agreement shall be a Lender, an L/C Bank or a lender under the Term Loan Facility or any of their respective Affiliates or ML & Co. or any of its Affiliates or any other Person reasonably acceptable to Co-Agents and Requisite Lenders; provided further that the calculation of payments for early termination shall be made on a reasonable basis in accordance with customary industry practices; and provided still further that all such payments (guarantied and unguarantied) shall constitute Indebtedness.

              "New Receivables Facility" means an off-balance sheet receivables financing facility, the terms and conditions of which are substantially as set forth in the Draft Information Memorandum and the proceeds of which are to be used to refinance the Existing Receivables Facility or the Receivables Bridge Facility; provided that notwithstanding anything to the contrary contained in the Draft Information Memorandum, (i) the aggregate principal amount of the New

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    Receivables Facility shall not be less than $100 million;
    (ii) the interest rate payable by Company or its Subsidiaries with respect to the New Receivables Facility, if variable, shall not exceed the Adjusted Eurodollar Rate plus 2.75% per annum and, if fixed, shall not exceed the lesser of the swapped equivalent of such variable rate (determined as of the date on which a final Offering Memorandum for the New Receivables Facility is printed) or 12% per annum; and (iii) Pre-Bill Receivables shall not be required to be included as Eligible Receivables (as such terms are defined in the Draft Information Memorandum), as such New Receivables Facility may be amended, supplemented or modified from time to time to the extent permitted under this Agreement.

         (ii) The definition of "L/C Agreement" contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting the reference to "Westpac Banking Corporation" contained therein and substituting "The Long-Term Credit Bank of Japan" therefor;

         (iii) The definition of "Scheduled Commitments Reduction Amount" contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting clause (ii) therefrom in its entirety and substituting "(ii) pursuant to subsections 2.4G(i), (iii) or (vi), the amount reduced shall be applied pro rata to reduce the amounts set forth above;" therefor;

         (iv) Concurrently with the repayment in full of the Senior Notes, the definition of "Centaur Settlement Amount" contained in subsection 1.1 of the Credit Agreement shall be amended by deleting each reference to "Second Amendment" contained therein and substituting "Third Amendment" therefor;

         B. NEW DEFINITIONS. Subsection 1.1 of the Credit Agreement is hereby further amended by adding thereto the following definitions, which definitions shall be inserted in proper alphabetical order:

              "Alarm Services Contract Securitization Facility" means one or more off-balance sheet facilities providing for the sales of receivables, contracts and/or leases by Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective wholly owned subsidiaries, the terms and conditions of which shall be satisfactory in form and substance to Requisite Lenders, as such Alarm Services Contract Securitization Facility may be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

              "Base Rate" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

              "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

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              "Centaur" means Centaur Insurance Company, an Illinois corporation and one of the BW-Other Corporations.

              "Draft Information Memorandum" means the October 7, 1995 draft Preliminary Offering Memorandum (together with changed pages thereto dated October 12 and 13, 1995) describing up to $120,000,000 of trade receivables backed certificates to be issued by BPS Financial Services, Inc., a wholly-owned limited-purpose receivables subsidiary of the Company, as such Draft Information Memorandum may be amended or supplemented by materials distributed to all Lenders prior to the effective date of the Third Amendment or which are otherwise approved by Requisite Lenders after the effective date of the Third Amendment, which materials are specifically identified as amendments or supplements to such Draft Information Memorandum.

              "Existing Receivables Facility" means Company's off-balance sheet receivables purchase facility with Enterprise Funding Corporation providing for the purchase of up to $100 million of receivables from the Company and its Subsidiaries, as such Existing Receivables Facility may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

              "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

              "Fiscal Year" means the fiscal year of Company and its Subsidiaries ended on December 31 of each calendar year.

              "Interest Coverage Ratio" means the ratio of Consolidated EBITDA to Consolidated Interest Expense.

              "IT Exchange" means the transfer to a third party of the information technology assets, including hardware, software and communications assets, of any or all of Wells Fargo Alarm Services, Inc., Borg-Warner Protective Services Corporation or Company, in exchange for services to be provided by such third party or its affiliates.

              "9 1/8% Subordinated Notes" means Company's $150,000,000 in initial aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2003.

              "9 1/8% Subordinated Note Indenture" means the indenture pursuant to which the 9 1/8% Subordinated Notes were issued, as such

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    indenture may be amended from time to time to the extent permitted under this Agreement.

              "Receivables Bridge Commitment Letter" means the commitment letter dated October 13, 1995, among Bankers Trust Company, Company and BPS Financial Services, Inc., with respect to Bankers Trust Company's commitment to provide the Receivables Bridge Facility.

              "Receivables Bridge Facility" means an off-balance sheet receivables bridge facility, the terms and conditions of which are substantially as set forth in the Draft Information Memorandum, with such differences as are in the "Summary of Certain Differences Between Receivables Bridge Facility and Receivables Refinancing" annexed as Annex B to the Receivables Bridge Commitment Letter excluding the preamble to such Summary, or such other differences as are more favorable to the Company and its Subsidiaries, the proceeds of which are used to refinance the Existing Receivables Facilities, as such Receivables Bridge Facility may be amended, supplemented or modified from time to time to the extent permitted under this Agreement.

              "Receivables Facilities" means and includes the Existing Receivables Facility, the Receivables Bridge Facility, the New Receivables Facility and the Alarm Services Contract Securitization Facility, in each case as such facilities may be amended from time to time to the extent permitted under this Agreement.

              "Stonington" means Stonington Partners, L.P., a Delaware limited partnership.

              "Term Loan Facility" means the Credit Agreement dated as of October 16, 1995 among the Company, as borrower, the financial institutions party thereto, as lenders and Bankers Trust Company, as agent, providing for a term loan to Company of up to $200,000,000, as such Term Loan Facility may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

              "Third Amendment" means the Third Amendment to Credit Agreement and Consent dated as of October 16, 1995, by and among Company, Lenders, Lead Managers, Co-Agents and Administrative Agent.

         C. ACCOUNTING TERMS; UTILIZATION GAAP FOR PURPOSES OF CALCULATION UNDER AGREEMENT. Subsection 1.2 of the Credit Agreement is hereby amended by deleting the reference to "December 31, 1991" contained in the last sentence thereof and substituting "December 31, 1994" therefor.

         1.2 AMENDMENTS TO SECTION 2: AMOUNTS AND TERMS OF COMMITMENTS AND LOANS; NOTES; LETTERS OF CREDIT.

         A. GLOBAL AMENDMENT. Section 2 of the Credit Agreement is hereby amended by:

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              (1) deleting each reference to "Prime Rate" contained therein and substituting "Base Rate" therefor;

              (2) deleting each reference to "Prime Rate Loan" contained therein and substituting "Base Rate Loan" therefor;

              (3) deleting each reference to "Prime Rate Loans" contained therein and substituting "Base Rate Loans" therefor; and

              (4) deleting each reference to "Prime Rate Margin" contained therein and substituting "Base Rate Margin" therefor.

         B. RATE OF INTEREST. Subsection 2.2A of the Credit Agreement is hereby amended by deleting the second and third paragraphs thereof in their entirety and substituting the following therefor:

         "From September 30, 1995 through and including September 30, 1996, the Loans shall bear interest as follows:

              (i) if a Base Rate Loan, then at the sum of the Base Rate plus 1.75% per annum; or

              (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 2.75% per annum.

         After September 30, 1996 through maturity, the Loans shall bear interest as follows:

              (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite Company's Interest Coverage Ratio for the twelve-month period immediately preceding the fiscal quarter for which the determination is being made; or

              (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite Company's Interest Coverage Ratio for the twelve-month period immediately preceding the fiscal quarter for which the determination is being made.


         Interest                    Base Rate    Eurodollar
         Coverage Ratio               Margin     Rate Margin
         --------------

         Less than 2.25:1.00           1.75%        2.75%
         Equal to or greater than      1.50%        2.50%
         2.25:1.00 but less than
         2.75:1.00


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         Equal to or greater than      1.25%        2.25%
         2.75:1.00 but less than
         3.55:1.00

         Equal to or greater than      1.00%        2.00%
         3.55:1:00 but less than
         4.00:1.00

         Equal to or greater than      0.75%        1.75%
         4.00:1.00 but less than
         4.50:1.00

         Equal to or greater than      0.50%        1.50%
         4.50:1.00

    Upon delivery of the Compliance Certificate pursuant to subsection 5.1(iv) of the Credit Agreement, the Base Rate Margin and the Eurodollar Rate Margin shall automatically be adjusted in accordance with the Interest Coverage Ratio for the twelve-month period immediately preceding the fiscal quarter for which the determination is being made as set forth in such Compliance Certificate and the table set forth above, such adjustment to be retroactive to the first day of the fiscal quarter during which such Compliance Certificate is delivered. If Company fails to deliver a Compliance Certificate which sets forth the information necessary to determine the Interest Coverage Ratio during any fiscal quarter, the Base Rate Margin and the Eurodollar Rate Margin during the fiscal quarter for which such Compliance Certificate was not delivered shall automatically be adjusted to 1.75% per annum and 2.75% per annum, respectively."

         C.   FEES.

              (i) Subsection 2.3 of the Credit Agreement is hereby amended by deleting paragraph A. thereof in its entirety and substituting the following therefor:

         "A. COMMITMENT FEES. Company agrees to pay to Administrative Agent for distribution to each Lender in proportion to that Lender's Pro Rata Share of the Commitments, commitment fees for the period from and including September 30, 1995 to and excluding the date the Commitments terminate equal to the average of the daily excess of the Commitments over the aggregate principal amount of Loans outstanding multiplied by .50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable in arrears on but excluding March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after September 30, 1995, and ending upon the earlier to occur of the termination of the Commitments or June 30, 1999. For purposes of this subsection 2.3A, calculation of the amount of the Commitments shall not give effect to any limitation of the amount available for

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         borrowing thereunder set forth in the numbered paragraphs of subsection
         2.1A."

              (ii) Subsection 2.3 of the Credit Agreement is hereby further amended by deleting paragraph C. thereof in its entirety.

         D. MANDATORY PREPAYMENTS. Subsection 2.4A(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

         "(ii)  Mandatory Prepayments.

              (a) Prepayments from Asset Sales. Subject to the immediately succeeding proviso, after the payment in full of the Term Loan Facility or in the event that any prepayment otherwise payable to the lenders under the Term Loan Facility is waived by the lenders under the Term Loan Facility, no later than the second Business Day following the date of receipt by Company or any of its Subsidiaries of the cash proceeds of any Asset Sale, Company shall prepay the Loans in an amount equal to the Net Cash Proceeds of such Asset Sale; provided however, that with respect to Net Cash Proceeds from the sale of receivables, contracts and/or leases under the Alarm Services Contract Securitization Facility, Company shall not be required to make any prepayment of the Loans pursuant to this subsection 2.4A(ii)(a) out of the Net Cash Proceeds of such Asset Sale in excess of the first $25,000,000 of such Net Cash Proceeds and, with respect to the first $25,000,000 of such Net Cash Proceeds, Company shall apply such Net Cash Proceeds pro rata to the prepayment of the Loans and the loans outstanding under the Term Loan Facility; provided further that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company and its Subsidiaries shall not be required to apply the Net Cash Proceeds of any Asset Sale to the mandatory prepayment of the Loans pursuant to this subsection 2.4A(ii)(a) to the extent that (A) such Net Cash Proceeds have been or will be reinvested in like assets or in other assets used in the business of Company and its Consolidated Subsidiaries within six months of such sale; provided that the aggregate amount of Net Cash Proceeds excluded from application to the mandatory prepayment of the Loans pursuant to this clause (A) does not exceed $5,000,000 in the aggregate, or (B) such Net Cash Proceeds are less than $1,000,000 or are proceeds from the sale of non-earning assets; provided that the aggregate amount of Net Cash Proceeds excluded from application to the mandatory prepayment of the Loans pursuant to this clause (B) does not exceed $5,000,000 in the aggregate. Concurrently with any prepayment of the Loans pursuant to this subsection 2.4A(ii)(a), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. Any such

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         mandatory prepayments shall be applied as specified in subsection
         2.4A(iii).

              (b) Prepayments Due to Excess Cash Flow. After the payment in full of the Term Loan Facility or in the event that any prepayment otherwise payable to the lenders under the Term Loan Facility is waived by the lenders under the Term Loan Facility, in the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, within 90 days after the last day of such Fiscal Year Company shall prepay the Loans in an amount equal to 75% of such Consolidated Excess Cash Flow. Any such mandatory prepayments shall be applied as specified in subsection 2.4A(iii).

              (c) Prepayments Due to Reversion of Surplus Assets of Pension Plans. After the payment in full of the Term Loan Facility or in the event that any prepayment otherwise payable to the lenders under the Term Loan Facility is waived by the lenders under the Term Loan Facility, on the date of return to Company or any of its Subsidiaries of any surplus assets of any pension plan of Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate for all such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof, Company shall prepay the Loans in an amount equal to 100% of such net returned surplus assets (the "NET REVERSION AMOUNT"). Any such mandatory prepayments shall be applied as specified in subsection 2.4A(iii).

              (d) Prepayments Due to Commitment Reduction. On each date that any reduction in the Commitments pursuant to subsections 2.4G(ii) or (iii) occurs, Company shall make a prepayment of the Loans in an amount equal to the excess, if any, of the Total Utilization of Commitments over the Commitments as so reduced.

              (e) Prepayments Due to Limitations on Commitments. Company shall make prepayments of Loans necessary to give effect to the limitations set forth in subsection 2.1A.

              (f) Prepayments Due to Issuance of Debt Securities. After the payment in full of the Term Loan Facility or in the event that any prepayment otherwise payable to the lenders under the Term Loan Facility is waived by the lenders under the Term Loan Facility, no later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of the cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance of any bonds, notes, debentures or other issuances of similar debt Securities of Company or any such Subsidiary, excluding in any event the proceeds of any issuance of debt permitted pursuant to subsections 6.1(i)-(xii), Company shall


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         prepay the Loans in an amount equal to such net cash proceeds. Any such mandatory prepayments shall be applied as specified in subsection 2.4A(iii).

              (g) Prepayments Due to Issuance of Equity Securities. After the payment in full of the Term Loan Facility or in the event that any prepayment otherwise payable to the lenders under the Term Loan Facility is waived by the lenders under the Term Loan Facility, on the date of receipt by Company of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Company, including without limitation additional issuances of Company Common Stock (other than issuances to employees or directors pursuant to the Borg-Warner Security Corporation Management Stock Option Plan or 1993 Stock Option Plan, as such plans may be amended from time to time, or any other employee or director stock option, incentive, purchase, retirement, savings or similar plan), Company shall prepay the Loans in an amount equal to such net cash proceeds. Any such mandatory prepayments shall be applied as specified in subsection 2.4A(iii)."

         E. MANDATORY REDUCTIONS OF COMMITMENTS. Subsection 2.4G of the Credit Agreement is hereby amended by deleting clause (iv) thereof in its entirety and substituting "(iv) [intentionally omitted]," therefor and by deleting the period at the end of the first sentence thereof and substituting "and (vi) on the date any prepayment of Loans is made or is required to be made pursuant to subsection 2.4A(ii)(f) or (g) by an amount equal to the amount of such prepayment." therefor.

         F. COMPENSATION. Subsection 2.9E of the Credit Agreement is hereby amended by deleting clause (y) in subparagraph (ii) thereof in its entirety and substituting "(y) 0.50% per annum, multiplied by" therefor.

         1.3 AMENDMENTS TO SECTION 4: COMPANY'S REPRESENTATIVES AND WARRANTIES.

         A. SUBSIDIARIES. Subsection 4.1D of the Credit Agreement is hereby amended by deleting the third sentence thereof in its entirety and substituting "As of June 30, 1995, the Material Subsidiaries own not less than 83% of the value of all tangible assets of Loan Parties taken as a whole." therefor.

         B. NO MATERIAL ADVERSE CHANGE; NO STOCK PAYMENTS. Subsection 4.4 of the Credit Agreement is hereby amended by deleting the reference to "December 31, 1991" contained in the first sentence thereof and substituting "December 31, 1994" therefor.

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         1.4  AMENDMENTS TO SECTION 5: COMPANY'S AFFIRMATIVE COVENANTS.

         A.   FINANCIAL STATEMENTS AND OTHER REPORTS.

              (i) Subsection 5.1 of the Credit Agreement is hereby amended by inserting the phrase "cash flows," immediately after the phrase "operating profit," contained in clause (xii) thereof;

              (ii) Subsection 5.1 of the Credit Agreement is hereby further amended by renumbering clause (xiv) thereof as clause (xv) and by adding new subsection 5.1(xiv) thereto as follows:

                   "(xiv) together with each delivery of financial statements of
              Company and its Subsidiaries pursuant to subsection (iii) above, a written notice setting forth with respect to each Person that became a Subsidiary of Company (a) the date on which each Person that became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule A annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule A annexed hereto for all purposes of this Agreement); and"

         B. EQUAL SECURITY FOR OBLIGATIONS; NO FURTHER NEGATIVE PLEDGES. Subsection 5.6B of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "B. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, or as may be restricted by the 9 1/8% Subordinated Note Indenture, the Receivables Facilities, the Term Loan Facility or the L/C Agreement, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired."

         C.   BW-OTHER CORPORATION.

              (i) Subsection 5.10A of the Credit Agreement is hereby amended by adding the following proviso to the end of the first sentence thereof:

                   "; and, provided further that Company may pay routine costs and expenses related to BW-Other Corporation in the ordinary course of business consistent with past practices"

              (ii) Concurrently with the repayment in full of the Senior Notes, subsection 5.10A of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

                   "A. From and after the effective date of the Third Amendment,
              Company and its Subsidiaries may not make direct or indirect Investments in or become or be liable with respect to any Contingent Obligation with respect to BW-Other Corporation except for existing investments listed on Schedule E; provided, however, that prior to the effective date of the Third Amendment, Company may pay such amounts as have been disclosed in writing to the Co-Agents as of such effective date and thereafter Company may pay the Centaur Settlement Amount; and, provided, further that Company may pay routine costs and expenses related to BW-Other Corporation in the ordinary course of business consistent with past practices. Company will not and will not permit any of its Subsidiaries to directly or indirectly enter into or permit to exist any transaction between Company and its Subsidiaries and BW-Other Corporation on terms that are less favorable to Company and its Subsidiaries than those that might be obtained from third parties."


         D. INTEREST RATE PROTECTION. Concurrently with the repayment in full of the Senior Notes, Section 5 of the Credit Agreement shall be amended by adding a new subsection 5.12 at the end thereof as follows:

         "5.12  INTEREST RATE PROTECTION

              Within 120 days of the effective date of the Third Amendment, Company shall obtain, and shall thereafter cause to be maintained for a period of not less than two years, one or more Interest Rate Agreements, in an aggregate notional principal amount equal to at least 50% of the sum of the aggregate committed amount under the Company's Receivables Facilities plus (without duplication) Company's total Funded Debt at an effective rate not in excess of 12% per annum, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent; provided that to the extent that any Receivables Facility permitted pursuant to subsections 6.1(vii) or (x) bears interest at a fixed rate not exceeding 12% per annum, such Receivables Facility shall be deemed to be an Interest Rate Agreement for purposes of this subsection 5.12."

         1.5  AMENDMENTS TO SECTION 6:  COMPANY'S NEGATIVE COVENANTS.

         A.   INDEBTEDNESS.

         (1) Subsection 6.1(iii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

                   "(iii) Company and its Consolidated Subsidiaries may remain liable with respect to each of the items of Existing Indebtedness described in Schedule C annexed hereto and any Indebtedness incurred to refinance such Existing Indebtedness; provided that after giving effect to such refinancing Indebtedness and the repayment of the corresponding Existing Indebtedness with the proceeds thereof, (a) the aggregate principal amount of the refinancing Indebtedness and the corresponding Existing Indebtedness so refinanced shall not be greater than the outstanding principal amount of such Existing Indebtedness immediately prior to such refinancing, (b) the weighted average life to maturity of such refinancing Indebtedness shall be no shorter than the Existing Indebtedness being refinanced and (c) such refinancing Indebtedness shall not be secured by any additional property than that which secures the Existing Indebtedness being refinanced;"

         (2) Subsection 6.1(vi) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "(vi) Company may remain liable with respect to $150,000,000 aggregate principal amount of the 9 1/8% Subordinated Notes;"

         (3) Subsection 6.1(vii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "(vii) BPS Financial Services, Inc. may become and remain liable with respect to the Existing Receivables Facility, the Receivables Bridge Facility and the New Receivables Facility and with respect to intercompany promissory notes in favor of Company and its other Consolidated Subsidiaries, evidencing BPS Financial Services, Inc.'s obligations with respect to the purchase price of receivables purchased by BPS Financial Services, Inc. under the Existing Receivables Facility, the Receivables Bridge Facility or the New Receivables Facility provided that all intercompany promissory notes issued to Company or Material Subsidiaries shall be pledged by Company or such Material Subsidiaries to Collateral Agent for the benefit of Lenders;"

         (4) Subsection 6.1(viii) of the Credit Agreement is hereby amended by deleting the phrase "clauses (i)-(vii) and clause (x)" contained therein and substituting "clauses (i)-(vii) and clauses (x)-(xi)" therefor;

         (5) Subsection 6.1(ix) of the Credit Agreement is hereby amended by deleting the phrase "clauses (i)-(viii) and clause (x)" contained therein, by substituting "clauses (i)-(viii) and clauses (x)-(xi)" therefor and by deleting the word "and" at the end thereof;

         (6) Subsection 6.1(x) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

                   "(x) Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective wholly owned subsidiaries may become and remain liable with respect to the Alarm Services Contract Securitization Facility; the financing subsidiary established for the purpose of the Alarm Services Contract Securitization Facility may become and remain liable with respect to intercompany promissory notes in favor of Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation and their respective wholly owned subsidiaries and in favor of Company evidencing such subsidiary's obligations with respect to the purchase price of receivables, contracts and/or leases under the Alarm Services Contract Securitization Facility; provided that all intercompany promissory notes issued to Company or Material Subsidiaries shall be pledged by Company or such Material Subsidiaries to Collateral Agent for the benefit of Lenders;"

         (7) Subsection 6.1 of the Credit Agreement is hereby further amended by adding new subsections 6.1(xi) and 6.1(xii) thereto as follows:

                   "(xi) Company may become and remain liable with respect to the Term Loan Facility; and

                   (xii) In addition to the Indebtedness permitted by clauses
         (i)-(xi), Company and its Consolidated Subsidiaries may become and remain liable with respect to Indebtedness not exceeding $20,000,000 in the aggregate outstanding at any time; provided however that any Indebtedness incurred by Company or any Consolidated Subsidiary which constitutes a Foreign Entity pursuant to this subsection 6.1(xii) shall reduce the amount available to Company and such Consolidated Subsidiaries pursuant to subsection 6.1(viii) by that same amount."

         (8) Concurrently with the repayment in full of the Senior Notes, subsection 6.1(iv) of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

                   "(iv) Company and its Consolidated Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that the aggregate outstanding amount of such Capital Leases does not exceed $30,000,000 at any time;"

         (9) Concurrently with the repayment in full of the Senior Notes, subsection 6.1(viii) of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

                   "(viii) In addition to the Indebtedness permitted by clauses
         (i)-(vii) and clauses (x)-(xi), Company's Consolidated Subsidiaries which constitute Foreign Entities may incur and remain liable with respect to Indebtedness not exceeding at any one time $5,000,000 in aggregate outstanding principal amount;"

         (10) Concurrently with the repayment in full of the Senior Notes, subsection 6.1(ix) of the Credit Agreement shall be amended by deleting it in its entirety and substituting therefor:

                   "(ix)  [intentionally omitted];"

         (11) Concurrently with the repayment in full of the Senior Notes, subsection 6.1(xii) of the Credit Agreement shall be amended by deleting the proviso contained therein in its entirety.

         B.   LIENS.

         (1) Subsection 6.2(ii) of the Credit Agreement is hereby amended by deleting the phrase "the holders of the Additional Senior Indebtedness, including the holders of Indebtedness refinancing the Senior Notes in accordance with subsection 6.1(iii)," therefrom and substituting the phrase "the holders of the Senior Notes, the lenders under the Term Loan Facility upon the agent thereunder" therefor.

         (2) Subsection 6.2(viii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

                   "(viii) Liens in favor of the purchaser of receivables, contracts and/or leases from Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective subsidiaries, which Liens are filed with respect to such receivables, contracts and/or leases in connection with the Alarm Services Contract Securitization Facility permitted under subsection 6.1(x)."

         (3) Concurrently with the repayment in full of the Senior Notes, subsection 6.2(ii) shall be amended by deleting it in its entirety and substituting the following therefor:

                   "(ii) Liens granted pursuant to the Collateral Documents in favor of Collateral Agent for the benefit of the Lenders, the holders of the Senior Notes, the lenders under the Term Loan Facility upon the agent thereunder signing an acknowledgment to the Intercreditor Agreement, the agent or representative for the issuers of the letters of credit permitted pursuant to subsection 6.4(vi) signing an acknowledgement to the Intercreditor Agreement, the beneficiaries of the guaranties permitted pursuant to subsection 6.4(iii) and, as may be otherwise approved from time to time by Requisite Lenders and as shall sign an acknowledgement to the Intercreditor Agreement;"

         C.   INVESTMENTS.

         (1) Subsection 6.3(iii) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

                   "(iii) Company and its Consolidated Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(ii); Company and its Consolidated Subsidiaries may own the Investments existing on the Closing Date in Company's Subsidiaries; Company and its Consolidated Subsidiaries may make and own additional Investments after the Closing Date in Consolidated Subsidiaries which constitute Material Subsidiaries or in Consolidated Subsidiaries which are both Borg-Warner Guarantor Subsidiaries and Borg-Warner Pledged Subsidiaries; and Wells Fargo Alarm Services, Inc. and BW-Canada Alarm (Wells Fargo) Corporation may make and own Investments approved by Requisite Lenders in financing subsidiaries established for the purpose of purchasing and selling receivables, contracts and/or leases in connection with the Alarm Services Contract Securitization Facility permitted pursuant to subsection 6.1(x);"

         (2) Subsection 6.3(v) of the Credit Agreement is hereby amended by deleting the word "and" from the end thereof.

         (3) Subsection 6.3(vi) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

                   "(vi) Company and its Consolidated Subsidiaries may make intercompany investments in BPS Financial Services, Inc. to the extent permitted pursuant to subsection 6.1(vii);"

         (4) Subsection 6.3 of the Credit Agreement is hereby further amended by adding new subsections 6.3(vii) and 6.3(viii) thereto as follows:

                   "(vii) Company and its Consolidated Subsidiaries may create or acquire new Consolidated Subsidiaries and make Investments in such Consolidated Subsidiaries to the extent not otherwise prohibited under this Agreement provided that the aggregate amount of all such Investments, (x) to the extent such creation or acquisition constitutes a Consolidated Capital Expenditure, does not exceed the Consolidated Capital Expenditure amount permitted pursuant to subsection 6.6E and
         (y) together with all amounts expended pursuant to subsection 6.7(iii) and (iv), does not exceed the amount permitted by subsections 6.7(iii) and (iv); and

                   (viii) Company and its Consolidated Subsidiaries may create or acquire Joint Ventures to the extent not otherwise prohibited pursuant to this Agreement provided that the aggregate amount expended for all such Investments does not exceed $5,000,000."

         D.   CONTINGENT OBLIGATIONS.

         (1) Subsection 6.4(ii) of the Credit Agreement is hereby amended by adding the following at the end thereof "and Contingent Obligations under substantially similar Loan Guaranties in favor of the Collateral Agent under the Intercreditor Agreement for the benefit of the lenders under the Term Loan Facility and the L/C Banks under the L/C Agreement;"

         (2) Subsection 6.4(iii) of the Credit Agreement is hereby amended by deleting the phrase "or L/C Banks" each place it occurs therein and substituting "L/C Banks or lenders under the Term Loan Facility" therefor;

         (3) Subsection 6.4(xi) of the Credit Agreement is hereby amended by deleting the phrase "permitted by clauses (i)-(x)" therein, by substituting "permitted by clauses (i)-(x) and clause (xii)" therefor and by deleting the period at the end thereof and substituting "; and" therefor;

         (4) Subsection 6.4(xi) of the Credit Agreement is hereby further amended by adding new subsection 6.4(xii) as follows:

                   "(xii) Contingent Obligations in respect of the obligations of its Consolidated Subsidiaries permitted pursuant to subsections 6.1(x) and (xii)."

         (5) Concurrently with the repayment in full of the Senior Notes, subsection 6.4(vi) shall be amended by deleting it in its entirety and substituting the following therefor:

                   "(vi) Contingent Obligations with respect to letters of credit issued pursuant to the Existing L/C Facility and refinancings, renewals and extensions thereof, provided that the terms and conditions of any such refinancing, renewal and extension do not (1) impose terms and conditions more restrictive or burdensome on Company and its Subsidiaries than the terms and conditions of the L/C Agreement as in effect on the date hereof and as hereafter amended in accordance with the terms of this Agreement and (2) except as otherwise permitted pursuant to this subsection 6.4 or the following proviso, increase the principal amount of such Contingent Obligations or commitment therefor over the principal amount or commitment as in effect at the time so refinanced, renewed and extended; provided that the maximum aggregate amount of such letter of credit facility permitted does not exceed $180,000,000;"

         E.   RESTRICTED JUNIOR PAYMENTS.

         (1) Subsection 6.5 is hereby amended by adding the phrase "or as may be provided in the L/C Agreement, the 9 1/8% Subordinated Note Indenture or the Receivables Facilities (with respect to BPS Financial Services, Inc. or such other financing subsidiary as may have been established for purposes of the Alarm Services Contract Securitization Facility)," immediately after the phrase "In addition, except as provided herein," contained in the third full paragraph thereof.

         (2) Concurrently with the repayment in full of the Senior Notes, subsection 6.5 of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

                   "Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; except:

                   (i) Company may make Restricted Junior Payments to cancel or repurchase stock or stock options granted or to be granted to employees of Company or any of its Consolidated Subsidiaries under the Borg-Warner Security Corporation Management Stock Option Plan, the 1993 Stock Option Plan or pursuant to any stock subscription agreements with respect to shares of Common Stock in an aggregate amount which does not exceed $5,000,000; and

                   (ii) Company may make Restricted Junior Payments in respect of Company's obligations to pay interest on its Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, the terms of such Subordinated Indebtedness, as such terms are in effect on the Closing Date;

         provided that immediately prior to and immediately after giving effect to any Restricted Junior Payment permitted by this subsection 6.5, no Event of Default or Potential Event of Default exists or will exist.

                   Company will not, and will not permit any of its Subsidiaries to, deposit any funds for the purpose of making any Restricted Junior Payment with a trustee, paying agent or registrar or other payment intermediary more than three (3) Business Days prior to the date such payment is due, unless required to do so by the terms, as of the Closing Date, of the applicable indenture.

                   In addition, except as provided herein, or as may be provided in the L/C Agreement, the 9 1/8% Subordinated Note Indenture or the Receivables Facilities (with respect to BPS Financial Services, Inc. or such other financing subsidiary as may have been established for the purposes of the Alarm Services Contract Securitization Facility), Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Company or any Subsidiary of Company, (b) subject to subordination provisions, pay any indebtedness owed to Company or any other Subsidiary, (c) make loans or advances to Company or any other Subsidiary or (d) transfer any of its property or assets to Company or any other Subsidiary, except any restrictions existing under any agreements in effect on the Closing Date or any renewals or extensions thereof; provided that the terms and conditions of any such renewals or extensions are no less favorable to Lenders than the agreements being renewed or extended."

         F. INTEREST COVERAGE RATIO. Subsection 6.6A of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "A. INTEREST COVERAGE RATIO. Company will not permit its Interest Coverage Ratio as of the last day of each of the fiscal quarters shown below for the four consecutive preceding fiscal quarters ended on such date, to be less than the correlative ratio indicated below:

                                                                 MINIMUM
                       FISCAL QUARTER ENDED             INTEREST COVERAGE RATIO
--------------------------------------------------------------------------------
    September 30, 1995                                          2.25:1.00
    December 31, 1995                                           2.20:1.00
    March 31, 1996                                              2.20:1.00
    June 30, 1996                                               2.20:1.00
    September 30, 1996                                          2.20:1.00
    December 31, 1996                                           2.20:1.00
    March 31, 1997                                              2.25:1.00
    June 30, 1997                                               2.30:1.00
    September 30, 1997                                          2.35:1.00
    December 31, 1997                                           2.40:1.00
    March 31, 1998                                              2.45:1.00
    June 30, 1998                                               2.55:1.00
    September 30, 1998                                          2.60:1.00
    December 31, 1998                                           2.70:1.00
    March 31, 1999                                              2.70:1.00
    June 30, 1999                                              2.70:1.00"

         G. LEVERAGE RATIO. Subsection 6.6B of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "B. LEVERAGE RATIO. Company will not permit the ratio as of the last day of each of the fiscal quarters shown below of Funded Debt to Consolidated EBITDA for the four consecutive preceding fiscal quarters ended on such date to be more than the correlative ratio indicated for such date:

              FISCAL QUARTER ENDED                      MAXIMUM LEVERAGE RATIO
-------------------------------------------------       ----------------------
    September 30, 1995                                          3.75:1.00
    December 31, 1995                                           4.20:1.00
    March 31, 1996                                              4.10:1.00
    June 30, 1996                                               3.90:1.00
    September 30, 1996                                          3.80:1.00
    December 31, 1996                                           3.65:1.00
    March 31, 1997                                              3.50:1.00
    June 30, 1997                                               3.35:1.00
    September 30, 1997                                          3.20:1.00
    December 31, 1997                                           3.10:1.00
    March 31, 1998                                              3.00:1.00
    June 30, 1998                                               2.90:1.00
    September 30, 1998                                          2.80:1.00
    December 31, 1998                                           2.65:1.00
    March 31, 1999                                              2.55:1.00
    June 30, 1999                                              2.45:1.00"

         H. CONSOLIDATED NET WORTH. Subsection 6.6C of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "C. CONSOLIDATED NET WORTH. Company will not permit its Consolidated Net Worth as of the last day of the fiscal quarters set forth below and at all times thereafter (until the last day of the next fiscal quarter when such amounts shall be increased as provided for herein) to be less than the correlative amount indicated below:

             FISCAL QUARTER ENDED                        CONSOLIDATED NET WORTH
--------------------------------------------------------------------------------
    September 30, 1995                                        $  31,000,000
    December 31, 1995                                            33,000,000
    March 31, 1996                                               36,000,000
    June 30, 1996                                                39,000,000
    September 30, 1996                                           42,000,000
    December 31, 1996                                            46,000,000
    March 31, 1997                                               49,000,000
    June 30, 1997                                                54,000,000
    September 30, 1997                                           58,000,000
    December 31, 1997                                            65,000,000
    March 31, 1998                                               70,000,000
    June 30, 1998                                                75,000,000
    September 30, 1998                                           82,000,000
    December 31, 1998                                            90,000,000
    March 31, 1999                                               96,000,000
    June 30, 1999                                              103,000,000"


         I. CONSOLIDATED EBITDA. Subsection 6.6D of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "D. CONSOLIDATED EBITDA. Company will not permit Consolidated EBITDA as of the last day of each of the fiscal quarters shown below for the four consecutive preceding fiscal quarters ended on such date to be less than the correlative amount indicated below:

                                                        MINIMUM CONSOLIDATED
         FISCAL QUARTER ENDED                                   EBITDA
----------------------------------------                --------------------

    September 30, 1995                                         $125,000,000
    December 31, 1995                                           125,000,000
    March 31, 1996                                              129,000,000
    June 30, 1996                                               134,000,000
    September 30, 1996                                          135,000,000
    December 31, 1996                                           139,000,000
    March 31, 1997                                              144,000,000
    June 30, 1997                                               148,000,000
    September 30, 1997                                          152,000,000
    December 31, 1997                                           155,000,000
    March 31, 1998                                              157,000,000
    June 30, 1998                                               162,000,000
    September 30, 1998                                          165,000,000
    December 31, 1998                                           170,000,000
    March 31, 1999                                              172,000,000
    June 30, 1999                                              175,000,000"

         J.   CONSOLIDATED CAPITAL EXPENDITURES.

         (1) Subsection 6.6E of the Credit Agreement is hereby amended by deleting the word "Adjusted" from the phrase "Adjusted Interest Coverage Ratio" contained therein.

         (2) Concurrently with the repayment in full of the Senior Notes, subsection 6.6E of the Credit Agreement shall be amended by deleting the phrase "if the Company's Interest Coverage Ratio for such fiscal year is greater than 2.90 to 1.00" from the first proviso thereof and substituting the phrase "if the Company's Interest Coverage Ratio for such fiscal year is not less than 3.00 to 1.00 and the ratio of Company's Funded Debt to Consolidated EBITDA for such fiscal year is not greater than 2.60 to 1.00, in each case" therefor.

         K.  ACQUISITIONS.

         (1) Subsection 6.7(iv) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

              "(iv) Company and its Consolidated Subsidiaries may acquire all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person engaged in businesses substantially similar to those conducted by the Company and its Consolidated Subsidiaries (such asset or stock acquisitions being herein collectively referred to as "Acquisitions"); provided that the purchase price (including all assumed liabilities) paid with respect to Acquisitions made on or after the effective date of the Second Amendment plus the amount of all Investments made under subsection 6.3(vii), (A) does not exceed $25,000,000 in the aggregate for all such Acquisitions or (B) in the event that (x) no Event of Default or Potential Event of Default has occurred and is continuing,
         (y) the ratio of Company's Funded Debt to Consolidated EBITDA for the immediately preceding four consecutive fiscal quarters is not greater than 2.50 to 1.00 and (z) the Company's Interest Coverage Ratio for the immediately preceding four consecutive fiscal quarters is not less than
         3.00 to 1.00 (in determining compliance with clauses (y) and (z) hereof, such calculations shall be made on a pro forma basis of the period of calculation after giving effect to the occurrence of the Acquisition on the first day of the relevant calculation period and after giving effect to all Indebtedness, including any assumed liabilities, incurred in connection therewith and calculating interest on any such Indebtedness at a fixed rate equal to the rate (whether fixed or floating) which such Indebtedness would bear on the date of determination), does not exceed $50,000,000 in the aggregate for all such Acquisitions; provided that in calculating the purchase price of such Acquisitions, the purchase price attributable to any assets required in the IT Exchange may be excluded; provided however in the event that thereafter Company no longer meets the conditions set forth in clauses (y) and (z), Company shall again be required to comply with the foregoing clause (A) of this subsection 6.7(iv); provided that no Potential Event of Default or Event of Default shall occur under this Agreement if the aggregate Acquisitions then exceed $25,000,000 if such Acquisitions, at the time made, were permitted under this Agreement; provided further that to the extent that Company pays all or any portion of the purchase price for an Acquisition through the issuance of shares of Common Stock, the value of the shares of such Common Stock shall be deducted from the calculation of the purchase price payable by Company or its Consolidated Subsidiaries for such Acquisitions for purposes of determining compliance with the provisions of this subsection 6.7(iv); and provided further that any such Person so acquired that constitutes a Material Subsidiary shall execute counterparts of the Borg-Warner Subsidiary Guaranty and the Borg-Warner Subsidiary Pledge Agreement as provided in subsection 5.11; and"

         (2) Concurrently with the repayment in full of the Senior Notes, subsection 6.7(iv) of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

              "(iv) Company and its Consolidated Subsidiaries may acquire all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person engaged in businesses substantially similar to those conducted by the Company and its Consolidated Subsidiaries (such asset or stock acquisitions being herein collectively referred to as "ACQUISITIONS"); provided that the purchase price (including all assumed liabilities) paid with respect to Acquisitions made on or after the effective date of the Third Amendment plus the amount of all Investments made under subsection 6.3(vii) does not exceed $5,000,000 in the aggregate for all such Acquisitions; provided that in calculating the purchase price of such Acquisitions, the purchase price attributable to any assets acquired in the IT Exchange may be excluded; provided further that to the extent that Company pays all or any portion of the purchase price for an Acquisition through the issuance of shares of Common Stock, the value of the shares of such Common Stock shall be deducted from the calculation of the purchase price payable by Company or its Consolidated Subsidiaries for such Acquisitions for purposes of determining compliance with the provisions of this subsection 6.7(iv); and provided further that any such Person so acquired that constitutes a Material Subsidiary shall execute counterparts of the Borg-Warner Subsidiary Guaranty and the Borg-Warner Subsidiary Pledge Agreement as provided in subsection 5.11; and"

         L. SALES AND LEASEBACKS. Subsection 6.8 of the Credit Agreement is hereby amended by deleting it its entirety and substituting the following therefor:

         "6.8 SALES AND LEASEBACKS

              Other than with respect to the IT Exchange and any other similar transfer of information technology assets, Company and its Consolidated Subsidiaries shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease, except to the extent that the Net Cash Proceeds of any such transactions are applied in accordance with the provisions of subsection 2.4A(ii)(a)."

         M. TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Subsection 6.10 of the Credit Agreement is hereby amended by adding the word "Stonington" immediately after the phrase "financial advisory arrangements for services rendered by" contained in clause (iii) thereof.

         N. AMENDMENTS OF CERTAIN DOCUMENTS. Subsection 6.13 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

         "6.13  AMENDMENTS OR WAIVERS RELATING TO SUBORDINATED INDEBTEDNESS

              A. Neither Company nor any of its Subsidiaries will (i) amend, waive or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment, waiver or change thereto, without the consent of Requisite Lenders; provided that notwithstanding the foregoing Company may agree to amend any provisions of the Subordinated Indebtedness (a) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision of such Subordinated Indebtedness, (b) to comply with the Trust Indenture Act of 1939, or (c) to make modifications of a technical or clarifying nature which are no less favorable to the Lenders than the provisions of the Subordinated Indebtedness in effect on the Closing Date; or (ii) defease, or make any payments the effect of which is to defease (whether pursuant to the defeasance provisions of the Subordinated Indebtedness or otherwise and including without limitation any covenant defeasance), the Subordinated Indebtedness in whole or in part.

              B. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of the Receivables Facilities from those in effect on the effective date of the Second Amendment, in the case of the Existing Receivables Facility, or on the initial closing date for such Receivables Facilities, in the case of the Receivables Bridge Facility, the New Receivables Facility or the Alarm Services Contract Securitization Facility, without the prior written consent of Requisite Lenders if such amendment, modification, waiver, supplement or change would be less favorable to, or increase the obligations of, Company or any of its Subsidiaries or would confer additional rights on any other party to such agreement adverse to the Company or any of its Subsidiaries or would be adverse to the Lenders under this Agreement. Company agrees to deliver to Administrative Agent upon execution thereof copies of all program documents (other than any fee or expense letters) for the Receivables Bridge Facility and the New Receivables Facility and any amendments, modifications, waivers, supplements or changes thereto (without regard to whether the prior written consent of Requisite Lenders is required thereto).

              C. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of Sections 5, 6 and 7 of the Term Loan Facility or any definition of any term used therein, or amend any of the other covenants or provisions of the Term Loan Facility, or enter into any other agreement (or amendment thereto) with the lenders under the Term Loan Facility if the effect thereof is to impose any further affirmative or negative covenants or events of default on the Company or any of its Subsidiaries or to make more restrictive or burdensome with respect to the Company or any of its Subsidiaries any affirmative or negative covenant or event of default contained therein, in either case without obtaining the prior written consent of the Requisite Lenders, provided that this subsection 6.13C shall not require the consent of the Requisite Lenders to any waiver or amendment of any term or provision of the Term Loan Facility if the effect of such waiver or amendment is to make any such term or provision less restrictive or burdensome on the Company or any of its Subsidiaries or to relieve the Company or any of its Subsidiaries from the burden of compliance with such term or provision or to waive the failure to comply with such term or provision.

              D. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of the Term Loan Facility or enter into any other agreement with the lenders under the Term Loan Facility that would have the effect of (i) shortening the maturity of or requiring the earlier payment of any principal of any loan thereunder,
    (ii) imposing any additional prepayment obligations on the Company with respect to the loans thereunder or (iii) changing the definition of "Requisite Lenders" in the Term Loan Facility, in each case without the prior written consent of the Requisite Lenders.

              E. Company agrees to deliver to Administrative Agent upon the execution thereof any amendment, waiver or modification of the Term Loan Facility."

         O. FISCAL YEAR. Concurrently with the repayment in full of the Senior Notes, Section 6 of the Credit Agreement shall be amended by adding a new subsection 6.15 at the end thereof as follows:

         "6.15  FISCAL YEAR

              Company shall not change its Fiscal Year-end from December 31."

         1.6  AMENDMENTS TO SECTION 7:  EVENTS OF DEFAULT.

         A. Concurrently with the repayment in full of the Senior Notes, subsection 7.2 of the Credit Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

    "7.2  DEFAULT IN OTHER AGREEMENTS

         (i) Failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or"

         B.   Concurrently with the repayment in full of the Senior Notes,
Section 7 of the Credit Agreement shall be amended by deleting the period at the end of subsection 7.13 thereof and substituting "; or" therefor and by adding new subsections 7.14 and 7.15 as follows:

    "7.14  RECEIVABLES FACILITIES

         (i) Any condition or event shall occur under the Existing Receivables Facility that constitutes a Termination Event (as such term is defined in the Existing Receivables Facility as of the effective date of the Third Amendment), or any condition or event shall occur under any Receivable Facility the effect of which is the same as, or similar to, any such Termination Event; (ii) any condition or event shall occur under the Receivables Bridge Facility or the New Receivables Facility that constitutes an Early Amortization Event (as such term is defined in the Draft Information Memorandum with respect to the Receivables Bridge Facility or the New Receivables Facility as of the effective date of the Third Amendment) or an event or condition which, after notice or lapse of time or both, would constitute an Early Amortization Event if that event or condition were not cured or removed within any applicable grace or cure period (a "Unmatured Early Amortization Event"), or any condition or event shall occur under any Receivables Facility the effect of which is the same as, or similar to, any such Early Amortization Event or Unmatured Early Amortization Event; (iii) any condition or event shall occur, or any breach or default by Company or any of its Subsidiaries shall occur, under any Receivables Facility if the effect of such condition, event, breach or default is to cause, or to permit any purchaser or other investor under any Receivables Facility to cause, upon the giving or receiving of notice, lapse of time, both or otherwise, any commitment to purchase receivables or to advance or invest funds for the purchase of receivables under any such Receivables Facility in whole or in part to be suspended or terminated or any principal repayment or amortization or accumulation period to commence prior to January 1, 1999 in the case of the Receivables Bridge Facility or the New Receivables Facility or prior to the scheduled commencement date for such repayment, amortization or accumulation as in effect on the initial closing date for such Receivables Facility in the case of the Alarm Services Contract Securitization Facility; (iv) Company or any of its Subsidiaries shall optionally redeem, retire, prepay, purchase for value or make any similar optional payment of the principal of, any Receivables Certificates (as defined in subsection 9.19B) issued to finance the purchase of receivables under the Receivables Bridge Facility (excluding however the refinancing of the Receivables Bridge Facility with the proceeds of the New Receivables Facility) or the New Receivables Facility; or (v) Company shall fail to draw down on the Receivables Bridge Facility on or prior to November 30, 1995 to refinance the Existing Receivables Facility in its entirety, in the event that by November 30, 1995 (x) the Existing Receivables Facility is not extended pursuant to an extension agreement in form and substance satisfactory to Requisite Lenders or (y) the proceeds of the New Receivables Facility have not been utilized to refinance in full the Existing Receivables Facility; or

    7.15  EXISTING L/C AGREEMENT

              Failure of Company to extend or replace the Existing L/C Agreement on or prior to December 31, 1998."

         1.7  AMENDMENTS TO SECTION 9:  MISCELLANEOUS.

         A.   PARTICIPATION IN LOANS, NOTES AND LETTERS OF CREDIT.  Subsection
9.2 of the Credit Agreement is hereby amended by deleting each reference to "$10,000,000" contained therein and substituting "$5,000,000" therefor.

         B. CERTAIN INTERCREDITOR AGREEMENTS. Section 9 of the Credit Agreement is hereby amended by adding a new subsection 9.19 as follows:

         "9.19  CERTAIN INTERCREDITOR AGREEMENTS

              A. Lenders agree, for the benefit of the lenders from time to time under the Term Loan Facility, (1) unless an Acceleration (as defined in the Intercreditor Agreement) shall have occurred and be continuing, not to take any action as "Requisite Obligees" under the Intercreditor Agreement without the prior written consent of Requisite Lenders (as defined in the Term Loan Facility), and (2) if an Acceleration has occurred and is continuing, not to take any action as "Requisite Obligees" under the Intercreditor Agreement without the prior written consent of (i) more than 50% in amount of the Credit Agreement Obligations, the L/C Obligations, the Public Debenture Obligations (as such terms are defined in the Intercreditor Agreement) and all obligations of any nature of Company and its Subsidiaries from time to time owed to Agent or Lenders or any of them under the Term Loan Facility (the "Term Loan Obligations"), (ii) more than 33-1/3% in amount of the Credit Agreement Obligations if and for so long as the aggregate amount thereof exceeds 25% in amount of the Credit Agreement Obligations, the L/C Obligations and the Term Loan Obligations, (iii) more than 33-1/3% in amount of the L/C Obligations if and for so long as the aggregate amount thereof exceeds 25% in amount of the Credit Agreement Obligations, the L/C Obligations and the Term Loan Obligations and (iv) more than 33-1/3% in amount of the Term Loan Obligations if and for so long as the aggregate amount thereof exceeds 25% in amount of the Credit Agreement Obligations, the L/C Obligations and the Term Loan Obligations, such action to include without limitation authorizing any amendment, modification, supplement or waiver of any provision of any Loan Guaranty under the Intercreditor Agreement, the Collateral Documents or the Intercreditor Agreement.

              B. Lenders agree, for the benefit of the holders from time to time of trade receivables backed certificates issued in connection with the Receivables Bridge Facility and the New Receivables Facility (the "Receivables Certificates") not to:

              (a) challenge the transfers of receivables and related assets from the sellers under such Receivables Facilities (the "Sellers") to BPS Financial Services, Inc. (the "Transferor"), whether on the grounds that such sales were disguised financings or fraudulent conveyances or otherwise, so long as such transfers are carried out in all material respects in accordance with the Purchase Agreement and the Pooling
         Agreement described (and as defined) in the Draft Information Memorandum or the Receivables Bridge Facility, as the case may be;

              (b) assert that the Transferor and any Seller should be substantively consolidated; or

              (c) institute or join any other Person in instituting any bankruptcy or other insolvency proceeding against the Transferor so long as any of the Receivables Certificates shall be outstanding or there shall not have lapsed one year plus one day since the last day on which any of the Receivables Certificates shall have been outstanding."

         1.8  SUBSTITUTION OF EXHIBIT.

         A. EXHIBIT IV: FORM OF COMPLIANCE CERTIFICATE. Exhibit IV to the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor a new Exhibit IV in the form of Annex A to this Amendment.

         B. EXHIBIT IV: FORM OF COMPLIANCE CERTIFICATE. Concurrently with the repayment in full of the Senior Notes, Exhibit IV to the Credit Agreement shall be amended by deleting it in its entirety and substituting therefor a new
Exhibit IV in the form of Annex B to this Amendment.

         1.9 SUBSTITUTION OF SCHEDULES. Schedule A to the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor a new Schedule A in the form of Annex C to this Amendment.

         SECTION 2.  CONSENT

         A. TERM LOAN FACILITY. Each Lender executing this Amendment hereby consents to the terms and conditions of the Term Loan Facility substantially in the form annexed hereto as Annex D and to Company's designation of Indebtedness incurred under the Term Loan Facility as "Specified Senior Indebtedness" under the 9 1/8% Subordinated Note Indenture.

         B. AMENDMENT OF L/C AGREEMENT. Each Lender executing this Amendment hereby consents to the amendment of the L/C Agreement substantially in the form annexed hereto as Annex E.

         C. BANKERS AS AGENT. Each Lender executing this Amendment hereby acknowledges and agrees that Bankers is acting as Administrative Agent for the Lenders hereunder and is also acting as agent under the Term Loan Facility on behalf of the Term Loan Facility lenders and expressly consents to Bankers acting in such capacities.

         SECTION 3.  CONDITIONS TO EFFECTIVENESS

         Section 1 and Section 2 of this Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (upon such satisfaction, the "THIRD AMENDMENT EFFECTIVE DATE"):

         A. COMPANY DOCUMENTS. On or before the Third Amendment Effective Date, Company shall deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Third Amendment Effective
Date:

         1. Resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Amendment and an amendment to the Company Pledge Agreement (the "Pledge Amendment") pledging the shares and certain promissory notes of BPS Financial Services, Inc. to Collateral Agent, and the performance of the Agreement as amended by this Amendment, certified as of the Third Amendment Effective Date by its secretary or assistant secretary as being in full force and effect without modification or amendment.

         2. Signature and incumbency certificates of its officers executing this Amendment and the Pledge Amendment;

         3.  Executed copies of this Amendment and the Pledge Amendment; and

         4. A letter from a responsible officer of the Company with respect to past and anticipated Centaur Settlement Amounts, which letter shall have been approved by Co-Agents.

         B. SUBSIDIARY DOCUMENTS. On or before the Third Amendment Effective Date, each of the Borg-Warner Guarantor Subsidiaries that are Material Subsidiaries and each of the other Borg-Warner Subsidiaries that are Material Subsidiaries shall execute deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Third Amendment Effective Date:

         (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which its headquarters office is located and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states (or in lieu of such certificate as to the payment of such taxes, an Officers' Certificate to such effect), each dated a recent date prior to the Third Amendment Effective Date;

         (ii) Copies of its Bylaws, certified as of the Third Amendment Effective Date by its corporate secretary or an assistant secretary;

         (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of the Borg-Warner Subsidiary Guaranty by the Borg-Warner Subsidiary Guarantors and of the Borg-Warner Subsidiary Pledge Agreement by the Material Subsidiaries, certified as of the Third Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

         (iv) Signature and incumbency certificates of its officers executing the other Loan Documents to which it is to be a party;

         (v)  Executed originals of the Loan Documents to which it is a party;
    and

         (vi) Such other documents as Administrative Agent or Requisite Lenders may reasonably request.

         C. FEES. On or before the Third Amendment Effective Date, each Lender executing this Amendment shall have received an amendment fee in an amount equal to such Lender's Pro Rata Share of the Commitments multiplied by 0.50%.

         D. REQUISITE LENDER EXECUTION. On or before the Third Amendment Effective Date, Requisite Lenders shall have delivered to Administrative Agent originally executed copies of this Amendment.

         E. L/C AGREEMENT. On or before the Third Amendment Effective Date, corresponding consents and amendments shall have been obtained or made with respect to the Credit Agreement dated as of January 27, 1993, as amended, among Company, the financial institutions named therein, and The Long Term Credit Bank of Japan, Chicago Agency. Such amendment shall also include, without limitation, the extension of the maturity thereof to December 31, 1998 and a decrease in the commitment level thereunder to $155,000,000 and shall be satisfactory in form and substance to Administrative Agent and Requisite Lenders.

         F. TERM LOAN FACILITY. On the Third Amendment Effective Date, Company and the lenders party thereto shall have executed and delivered the Term Loan Facility and an executed copy thereof and of the other loan documents related thereto shall have been delivered to Agent.

         G. COMPLETION OF PROCEEDINGS. On or before the Third Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

         H. RECEIVABLES FACILITIES. On or before the Third Amendment Effective Date, Company and Bankers Trust Company shall have executed and delivered the Receivables Bridge Commitment Letter and such Receivables Bridge Commitment Letter shall be in full force and effect.

         I. REFINANCING OF LTCB TERM LOAN. On the Third Amendment Effective Date, Company shall have repaid in full all amounts outstanding under the LTCB Term Loan. Company shall have terminated any commitments to lend thereunder and all security therefor will be released from all liens and pledges created under or pursuant to the LTCB Term Loan.

         J. CONSENTS AND APPROVALS; REPAYMENT OF EXISTING DEBT. The Company shall have obtained all such consents, waivers, amendments, approvals and the like as may be required from the Company's existing lenders to permit the borrowings under this Agreement and all related transactions and shall otherwise be in compliance with such agreements. On or prior to the Third Amendment Effective Date, Company shall have terminated its Line of Credit Agreement with Bankers dated June 28, 1995, as amended, and shall have repaid in full all amounts outstanding, if any, thereunder.

         K.   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS.
Company shall have delivered to Administrative Agent an Officers' Certificate, dated the Third Amendment Effective Date and addressed to Administrative Agent, in form and substance satisfactory to Administrative Agent, to the effect that
(i) the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, (ii) since December 31, 1994 through the Third Amendment Effective Date there has been no change in the prospects of Company or its Subsidiaries which has been materially adverse to Company or Company and its Subsidiaries taken as a whole, and (iii) Company has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Third Amendment Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

         L. SECURITY INTEREST. Company shall have taken or caused to be taken such actions in such a manner so that Collateral Agent, on behalf of Lenders, has a valid and perfected, first priority security interest in the entire Collateral (except to the extent any such security interest cannot be granted under applicable laws). Such actions shall include, without limitation: (1) the delivery by Company of the Pledge Amendment pledging the shares of BPS Financial Services, Inc., together with stock certificates (which certificates shall be registered in the name of Collateral Agent or properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance satisfactory to Collateral Agent) representing all of the capital stock of BPS Financial Services, Inc. and pledging the intercompany promissory notes referred to in subsection 6.1(vii) (which promissory notes shall be properly endorsed in blank or to Collateral Agent, in form and substance satisfactory to Collateral Agent); and (2) the delivery to Collateral Agent by Material Subsidiaries of the intercompany promissory notes referred to in subsection 6.1(vii) (which promissory notes shall be properly endorsed in blank or to Collateral Agent, in form and substance satisfactory to Collateral Agent).

         M. OFFICERS' CERTIFICATE. Company shall have delivered to Administrative Agent an Officers' Certificate setting forth the calculation of the tangible asset value of the Material Subsidiaries as of June 30, 1995, as set forth in subsection 4.1D.

         N. OPINIONS OF COMPANY'S COUNSEL. Lenders and their respective counsel shall have received originally-executed copies of one or more favorable written opinions of Wachtell, Lipton, Rosen & Katz and of Edwin L. Lewis, counsel for Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Third Amendment Effective Date and setting forth substantially the matters in the opinions designated in Annexes F and G hereto and as to such other matters as Administrative Agent acting on behalf of Requisite Lenders may reasonably request.


         SECTION 4.  COMPANY'S REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:

         A. CORPORATE POWER AND AUTHORITY. Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "AMENDED AGREEMENT").

         B. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company.

         C. NO CONFLICT. The execution and delivery by Company of this Amendment and the performance by Company of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders), or
(iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries.

         D. GOVERNMENTAL CONSENTS. The execution and delivery by Company of this Amendment and the performance by Company of the Amended

Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

         E. BINDING OBLIGATION. This Amendment and the Amended Agreement have been duly executed and delivered by Company and are the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         F. INCORPORATION OF REPRESENTATIONS AND WARRANTIES FROM CREDIT AGREEMENT. The representations and warranties contained in Section 4 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

         G. ABSENCE OF DEFAULT. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.


         SECTION 5.  ACKNOWLEDGEMENT AND CONSENT

         Company is a party to the Company Pledge Agreement, as amended through the Third Amendment Effective Date, pursuant to which Company has pledged certain Collateral to Collateral Agent to secure the Obligations. Each of the Borg-Warner Pledged Subsidiaries is a party to the Borg-Warner Subsidiary Pledge Agreement, as amended through the Third Amendment Effective Date, pursuant to which each such Borg-Warner Pledged Subsidiary has pledged certain Collateral to Collateral Agent to secure the Obligations. Each of the Borg-Warner Guarantor Subsidiaries is a party to the Borg-Warner Subsidiary Guaranty, as amended through the Third Amendment Effective Date, pursuant to which each such Borg-Warner Guarantor Subsidiary has guarantied the Obligations. Company, Borg-Warner Pledged Subsidiaries and Borg-Warner Guarantor Subsidiaries are collectively referred to herein as the "CREDIT SUPPORT PARTIES," and the Company Pledge Agreement, the Borg-Warner Subsidiary Pledge Agreement and Borg-Warner Subsidiary Guaranty are collectively referred to herein as the "CREDIT SUPPORT DOCUMENTS."

         Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Obligations," "Guarantied Obligations" and "Secured Obligations," as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Obligations," "Guarantied Obligations" or "Secured Obligations," as the case may be, in respect of the Obligations of Company now or hereafter existing under or in respect of the Amended Agreement and the Notes defined therein.

         Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

         Each Credit Support Party (other than Company) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.


         SECTION 6.  MISCELLANEOUS

         A. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         (1) On and after the Third Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

         (2) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

         (3) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

         B. FEES AND EXPENSES. Company acknowledges that all costs, fees and expenses as described in subsection 9.3 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

         C. HEADINGS. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

         D. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         E. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


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                                       37

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                               BORG-WARNER SECURITY CORPORATION


                               By: ____________________________________________
                               Title: _________________________________________



                               WELLS FARGO ALARM SERVICES, INC. (for purposes of Section 5 only) as a Credit Support Party


                               By: ____________________________________________
                               Title: _________________________________________



                               WELLS FARGO ARMORED SERVICE CORPORATION (for purposes of Section 5 only) as a Credit Support Party


                               By: ____________________________________________
                               Title: _________________________________________



                               BW-CANADIAN GUARD CORPORATION (for purposes of
                               Section 5 only) as a Credit Support Party


                               By: ____________________________________________
                               Title: _________________________________________



                               BORG-WARNER PROTECTIVE SERVICES CORPORATION (for purposes of Section 5 only) as a Credit Support Party


                               By: ____________________________________________
                               Title: _________________________________________

                               PONY EXPRESS COURIER CORP. (for purposes of
                               Section 5 only) as a Credit Support Party


                               By: ____________________________________________
                               Title: _________________________________________

                               BANKERS TRUST COMPANY, Individually and as
                               Co-Agent and as Administrative Agent


                               By: ____________________________________________
                               Title: _________________________________________



                               CIBC INC., Individually and as Co-Agent


                               By: ____________________________________________
                               Title: _________________________________________



                               NATIONSBANK, N.A., Individually and as Co-Agent


                               By: ____________________________________________
                               Title: _________________________________________



                               BANK OF AMERICA ILLINOIS, Individually and as Lead Manager


                               By: ____________________________________________
                               Title: _________________________________________



                               THE BANK OF NEW YORK, Individually and as Lead Manager


                               By: ____________________________________________
                               Title: _________________________________________



                               THE BANK OF NOVA SCOTIA, Individually and as
                               Lead Manager


                               By: ____________________________________________
                               Title: _________________________________________

                               COMPAGNIE FINANCIERE DE CIC ET DE L'UNION
                               EUROPEENNE


                               By: ____________________________________________
                               Title: _________________________________________



                               By: ____________________________________________
                               Title: _________________________________________




                               DRESDNER BANK AG (Chicago and Grand Cayman
                               Branches)


                               By: ____________________________________________
                               Title: _________________________________________



                               By: ____________________________________________
                               Title: _________________________________________



                               THE MITSUBISHI TRUST AND BANKING CORPORATION


                               By: ____________________________________________
                               Title: _________________________________________



                               THE NIPPON CREDIT BANK, LTD.


                               By: ____________________________________________
                               Title: _________________________________________



                               THE NORTHERN TRUST COMPANY


                               By: ____________________________________________
                               Title: _________________________________________



                               UNION BANK OF FINLAND LTD. - GRAND CAYMAN BRANCH


                               By: ____________________________________________
                               Title: _________________________________________


                               By: ____________________________________________
                               Title: _________________________________________